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                                                                     Exhibit 2.1

                                     FORM OF

                      SEPARATION AND DISTRIBUTION AGREEMENT

                                 by and between

                                  U.S. BANCORP

                                       and

                             PIPER JAFFRAY COMPANIES


                          Dated as of ________ __, 2003

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                                TABLE OF CONTENTS

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                                                                                                     PAGE
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ARTICLE I.     DEFINITIONS..............................................................................2

     1.1       Definitions..............................................................................2
     1.2       General.................................................................................11
     1.3       References to Time......................................................................11

ARTICLE II.    THE MERGER AND THE CONTRIBUTION.........................................................11

     2.1       Merger..................................................................................11
     2.2       Contribution............................................................................11
     2.3       Conditions Precedent to Consummation of the Merger and the Contribution.................12
     2.4       Ancillary Agreements....................................................................12
     2.5       Non-Transferability.....................................................................13
     2.6       Capital Contribution....................................................................14

ARTICLE III.   THE DISTRIBUTIONS.......................................................................14

     3.1       The Distributions.......................................................................14
     3.2       Actions Prior to the Distribution.......................................................15
     3.3       Conditions to Obligations...............................................................16
     3.4       Certificate of Incorporation; By-laws; Rights Plan......................................17

ARTICLE IV.    SURVIVAL AND INDEMNIFICATION............................................................17

     4.1       Survival of Agreements..................................................................17
     4.2       Indemnification of Piper Jaffray........................................................17
     4.3       Indemnification by Parent...............................................................18
     4.4       Indemnification Obligations Net of Insurance Proceeds and Other Amounts.................19
     4.5       Procedures for Indemnification of Third Party Claims....................................19
     4.6       Additional Matters......................................................................22
     4.7       Remedies Cumulative.....................................................................22
     4.8       Survival of Indemnities.................................................................23

ARTICLE V.     CERTAIN ADDITIONAL COVENANTS............................................................23

     5.1       Notices to Third Parties................................................................23
     5.2       Licenses and Permits....................................................................23
     5.3       Intercompany Agreements; Intercompany Accounts..........................................23
     5.4       Guarantee Obligations...................................................................24
     5.5       Further Assurances......................................................................25

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
ARTICLE VI.    ACCESS TO INFORMATION...................................................................26

     6.1       Agreement for Exchange of Information...................................................26
     6.2       Ownership of Information................................................................26
     6.3       Compensation for Providing Information..................................................26
     6.4       Record Retention........................................................................27
     6.5       Limitation of Liability.................................................................27
     6.6       Other Agreements Providing for Exchange of Information..................................27
     6.7       Production of Witnesses; Records; Cooperation...........................................27
     6.8       Confidentiality.........................................................................28
     6.9       Protective Arrangements.................................................................29

ARTICLE VII.   NO REPRESENTATIONS OR WARRANTIES........................................................29

     7.1       No Representations or Warranties........................................................29

ARTICLE VIII.  TERMINATION.............................................................................30

     8.1       Termination.............................................................................30
     8.2       Effect of Termination...................................................................30

ARTICLE IX.    MISCELLANEOUS...........................................................................30

     9.1       Complete Agreement; Representations.....................................................30
     9.2       Expenses................................................................................31
     9.3       Governing Law...........................................................................31
     9.4       Notices.................................................................................31
     9.5       Amendment, Modification or Waiver.......................................................32
     9.6       Successors and Assigns; No Third Party Beneficiaries....................................32
     9.7       Counterparts............................................................................32
     9.8       Negotiation.............................................................................32
     9.9       Specific Performance....................................................................32
     9.10      Minnesota Forum.........................................................................33
     9.11      Interpretation; Conflict with Ancillary Agreements......................................33
     9.12      Severability............................................................................33

                                      -ii-
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Exhibits to Separation and Distribution Agreement

Exhibit A      Form of Amended and Restated Bylaws
Exhibit B      Form of Amended and Restated Certificate of Incorporation
Exhibit C      Form of Business Alliance Agreement
Exhibit D      Form of Employee Benefits Agreement
Exhibit E      Form of Insurance Matters Agreement
Exhibit F      Form of Preferred Share Purchase Rights Agreement
Exhibit G      Form of Sublease Agreement
Exhibit H      Form of Tax Sharing Agreement
Exhibit I      Form of $180,000,000 Subordinated Loan Agreement

                                      -iii-
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                      SEPARATION AND DISTRIBUTION AGREEMENT

          This SEPARATION AND DISTRIBUTION AGREEMENT (this "AGREEMENT"), dated as of _______ __, 2003, by and between U.S. Bancorp, a Delaware corporation ("PARENT"), and Piper Jaffray Companies, a Delaware corporation and an indirect, wholly owned subsidiary of Parent ("PIPER JAFFRAY").

                                    RECITALS

          WHEREAS, the Board of Directors of Parent has determined that it is in the best interests of Parent and its stockholders to separate Parent's businesses into two independent public companies (the "SEPARATION"), on the terms and subject to the conditions set forth in this Agreement;

          WHEREAS, to effect the Separation, Parent intends to cause, on the terms and subject to the conditions set forth herein, the merger (the "MERGER") of U.S. Bancorp Investments, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("USBI"), with and into U.S. Bancorp Piper Jaffray Companies Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("USBPJC"), pursuant to which USBPJC will be the surviving corporation in the Merger and will be renamed "U.S. Bancorp Investments, Inc." (the "SURVIVING CORPORATION");

          WHEREAS, to effect the Separation, Parent further intends to cause the Surviving Corporation to transfer and contribute to Piper Jaffray all of the issued and outstanding capital stock of certain of its Subsidiaries (as defined below) and certain other assets of the Surviving Corporation relating to the Piper Jaffray Business, and in exchange therefor Piper Jaffray intends to assume certain liabilities of Parent and its Subsidiaries related to the Piper Jaffray Business and to issue shares of common stock, par value $.01 per share, of Piper Jaffray ("PIPER JAFFRAY COMMON STOCK") to the Surviving Corporation (such transactions, collectively, the "CONTRIBUTION"), each on the terms and subject to the conditions set forth in this Agreement;

          WHEREAS, to effect the Separation, Parent further intends to (1) cause the Surviving Corporation to distribute to Parent all of the issued and outstanding shares of Piper Jaffray Common Stock beneficially owned by the Surviving Corporation by means of a dividend of such Piper Jaffray Common Stock to Parent as its sole stockholder (the "INTERNAL DISTRIBUTION"), and (2) upon consummation of the Internal Distribution, distribute on a pro rata basis to holders of issued and outstanding shares of common stock, par value $.01 per share, of Parent ("PARENT COMMON STOCK"), other than with respect to shares of Parent Common Stock held in the treasury of Parent, all of the issued and outstanding shares of Piper Jaffray Common Stock beneficially owned by Parent by means of a dividend of such Piper Jaffray Common Stock to such stockholders (the "DISTRIBUTION," and together with the Internal Distribution, the "DISTRIBUTIONS"), each on the terms and subject to the conditions set forth in this Agreement;

          WHEREAS, it is the intention of the Parties that, for United States federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and the Contribution and the

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Distributions shall qualify as transactions that are generally tax free under
Section 355 and/or Section 368(a)(1)(D) of the Code;

          WHEREAS, the Boards of Directors of Parent and Piper Jaffray have each determined that the Separation, the Merger, the Contribution, the Distributions and the other transactions contemplated by this Agreement and the Ancillary Agreements (as defined below) are in furtherance of and consistent with their respective business strategies and are in the best interests of their respective companies and stockholders or sole stockholder, as applicable, and have approved this Agreement and each of the Ancillary Agreements; and

          WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and certain other agreements that will govern certain matters relating to the Separation, the Merger, the Contribution and the Distributions and the relationship of Parent and Piper Jaffray and their respective Subsidiaries following the Distribution.

          NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

          SECTION 1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "$180,000,000 SUBORDINATED LOAN AGREEMENT" has the meaning assigned to such term in Section 3.2(f) hereto.

          "ACTION" means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal or authority.

          "AFFILIATE" means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; PROVIDED, HOWEVER, that, for purposes of this Agreement, no member of a Group shall be deemed to be an Affiliate of any member of the other Group. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

          "AGENT" means the distribution agent to be appointed by Parent to distribute the shares of Piper Jaffray Common Stock to be distributed by Parent pursuant to the Distribution.

          "AGREEMENT" has the meaning assigned to such term in the Preamble hereto.

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          "AMENDED AND RESTATED BYLAWS" means the Amended and Restated Bylaws of
Piper Jaffray substantially in the form of EXHIBIT A hereto, with such changes as may be agreed to by the Parties.

          "AMENDED AND RESTATED CERTIFICATE OF INCORPORATION" means the Amended and Restated Certificate of Incorporation of Piper Jaffray substantially in the form of EXHIBIT B hereto, with such changes as may be agreed to by the Parties.

          "ANCILLARY AGREEMENTS" means the Benefits Agreement, the Business Alliance Agreement, the Insurance Matters Agreement, the Sublease Agreement, the Tax Sharing Agreement and the other agreements to be entered into in connection with the Separation pursuant to Section 2.4.

          "ASSET" means any right, property or asset, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wheresoever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.

          "BANK CONTRIBUTION AGREEMENT" has the meaning assigned to such term in the definition of "Holdco Formation" below.

          "BENEFITS AGREEMENT" means the Employee Benefits Agreement to be entered into by and between Parent and Piper Jaffray, substantially in the form of EXHIBIT C hereto, with such changes as may be agreed to by the Parties.

          "BUSINESS" means the Piper Jaffray Business or the Parent Business.

          "BUSINESS ALLIANCE AGREEMENT" means the Business Alliance Agreement to be entered into by and between Parent and Piper Jaffray, substantially in the form of EXHIBIT D hereto, with such changes as may be agreed to by the Parties.

          "CAPITAL CONTRIBUTION" shall have the meaning assigned to such term in
Section 2.6.

          "CHANGE IN CONTROL" means:

          (1) the acquisition by any Person (it being understood that the use of the term "Person" in this definition shall be deemed to include any group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of Persons) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act for the purposes of this definition) of securities of Piper Jaffray where such acquisition causes such Person, directly or indirectly, to beneficially own more than 50% of either (i) the then outstanding shares of common stock of Piper Jaffray ("OUTSTANDING COMMON STOCK") or (ii) the combined voting power of the then outstanding voting securities of Piper Jaffray entitled to vote generally in the election of directors ("OUTSTANDING VOTING SECURITIES"); PROVIDED, HOWEVER, that for purposes of this subsection (a), any acquisition by (A) any employee benefit plan (or related trust) sponsored or maintained by Piper Jaffray or any corporation controlled by Piper Jaffray or
(B) any corporation, limited

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liability company or other entity pursuant to a transaction which complies with clauses (i) and (ii) of subsection (2) below, shall not be deemed to result in a Change of Control; or

          (2) the consummation of, a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Piper Jaffray (a "BUSINESS COMBINATION"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Piper Jaffray or all or substantially all of Piper Jaffray's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, and (ii) no Person beneficially owns, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation.

          "CODE" has the meaning assigned to such term in the Recitals hereto.

          "CONSENTS" means any consents, waivers or approvals from, or notification requirements to, any third parties.

          "CONTRIBUTED SHARES" means all of the outstanding capital stock of the Piper Jaffray Entities, consisting of (1) 1,450,000 ordinary shares, par value L1 per share, of Piper Jaffray Capital Markets Ltd.; (2) 1,000 shares of common stock, par value $1.00 per share, of Piper Jaffray Financial Products; (3) 1,000 shares of common stock, par value $1.00 per share, of Piper Jaffray Financial Products II; (4) 459 shares of common stock, par value $2,500.00 per share, of Piper Jaffray Inc.; and (5) 1,000 shares of common stock, par value $1.00 per share, of Piper Jaffray Ventures.

          "CONTRIBUTION" has the meaning assigned to such term in the Recitals hereto.

          "CONTRIBUTION EFFECTIVE TIME" has the meaning assigned to such term in
Section 2.2.

          "COVERED SPECIFIED LIABILITY" has the meaning assigned to such term in
Section 4.3(d).

          "DISTRIBUTION" has the meaning assigned to such term in the Recitals to this Agreement.

          "DISTRIBUTION DATE" means the date as of which the Distribution shall be effected, to be determined by, or under the authority of, the Board of Directors of Parent consistent with this Agreement.

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          "DISTRIBUTIONS" has the meaning assigned to such term in the Recitals to this Agreement.

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

          "EXCLUDED LIABILITY" means all Liabilities listed on SCHEDULE 1.1(a).

          "GOVERNMENTAL APPROVALS" means any notices, reports or other filings to be made, or any consents, registrations, approvals, licenses, permits or authorizations to be obtained from, any Governmental Authority.

          "GOVERNMENTAL AUTHORITY" means any federal, state, local, foreign or international court, government, department, commission, board, bureau or agency, or any other regulatory, administrative or governmental authority, including the NYSE and the National Association of Securities Dealers.

          "GROUP" means the Parent Group or the Piper Jaffray Group, as applicable.

          "HOLDCO FORMATION" means the contribution of (1) the capital stock of U.S. Bank National Association, a nationally chartered banking association and a wholly owned subsidiary of Parent, to USB Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("USB HOLDINGS"), pursuant to that certain Contribution Agreement, dated as of August 1, 2003, by and between Parent and USB Holdings (the "BANK CONTRIBUTION AGREEMENT"), (2) the capital stock of U.S. Bank National Association ND, a nationally chartered banking association and a wholly owned subsidiary of Parent, to USB Holdings, pursuant to the Bank Contribution Agreement and (3) the other assets provided for in the Bank Contribution Agreement, in each case in exchange for shares of common stock of USB Holdings.

          "HOLDCO NOTE" means the subordinated note to be issued at Parent's election by USB Holdings to Parent in exchange for a loan by Parent to USB Holdings on such terms and in such principal amount as determined by Parent.

          "INDEMNIFYING PARTY" has the meaning assigned to such term in Section 4.4(a).

          "INDEMNITEE" has the meaning assigned to such term in Section 4.4(a).

          "INDEMNITY PAYMENT" has the meaning assigned to such term in Section 4.4(a).

          "INFORMATION" means all information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys, memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, legal, employee or business information or data.

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          "INFORMATION STATEMENT" means the information statement and any related documentation to be distributed to holders of Parent Common Stock in connection with the Distribution, including any amendments or supplements thereto.

          "INSURANCE MATTERS AGREEMENT" means the Insurance Matters Agreement to be entered into by and between Parent and Piper Jaffray, substantially in the form of EXHIBIT E hereto, with such changes as may be agreed by the Parties.

          "INSURANCE PROCEEDS" means amounts:

          (a)    received by an insured from an insurance carrier;

          (b)    paid by an insurance carrier on behalf of the insured; or

          (c) received (including by way of set-off) from any third party in the nature of insurance, contribution or indemnification in respect of any Liability;

in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

          "INTELLECTUAL PROPERTY RIGHTS" means any domestic and foreign patents and applications therefor, statutory, common law and registered copyrights and registrations therefor, trademarks and registrations and applications therefor, service marks and registrations and applications therefor, trade names and registrations and applications therefor, service names and registrations and applications therefor, trade styles and registrations and applications therefor, product registrations and licenses and applications therefor, and translations, adaptations, derivations and combinations of the foregoing; any mask works, inventions, discoveries, trade secrets, confidential information, know-how, data, proprietary processes and formulae (including any registrations, licenses and similar agreements and research, analysis and supporting documentation in respect of the foregoing); any unregistered trademarks, service marks, trade names, service names and trade styles; any income, royalties and payments that accrue as of the Distribution or thereafter with respect to any of the items listed in this paragraph, including payments for past, present or future infringements or misappropriation thereof, and the right to sue and recover for past infringements or misappropriation thereof; any goodwill associated with any of the foregoing; and any rights to use the foregoing and other rights in, to and under the foregoing.

          "INTERNAL DISTRIBUTION" has the meaning assigned to such term in the Recitals hereto.

          "LIABILITIES" means any and all losses, liabilities, claims, charges, debts, demands, actions, causes of action, suits, damages, obligations, payments, costs and expenses, sums of money, bonds, indemnities and similar obligations, covenants, contracts, controversies, agreements, promises, omissions, guarantees, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any law, rule,

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regulation, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all costs and expenses (including allocated costs of in-house counsel and other personnel) reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement or any Ancillary Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

          "MERGER" has the meaning assigned to such term in the Recitals hereto.

          "NYSE" means the New York Stock Exchange, Inc.

          "PARENT" has the meaning assigned to such term in the Preamble hereto.

          "PARENT ASSETS" means all Assets of Parent and the Parent Group other than the Piper Jaffray Assets.

          "PARENT BUSINESS" means all businesses and operations (including related joint ventures and alliances) of Parent and the Parent Group, other than the Piper Jaffray Business.

          "PARENT COMMON STOCK" has the meaning assigned to such term in the Recitals hereto.

          "PARENT GROUP" means Parent and its Subsidiaries other than Persons in the Piper Jaffray Group.

          "PARENT INDEMNITEES" has the meaning assigned to such term in
Section 4.2.

          "PARENT LIABILITIES" means all of the Liabilities of the Parent Group (including any Excluded Liabilities), other than (1) the Piper Jaffray Liabilities and (2) all Liabilities for which a Parent Indemnitee is entitled to indemnification pursuant to this Agreement.

          "PARENT SUBSIDIARIES" means all direct and indirect Subsidiaries of Parent other than Piper Jaffray and the Piper Jaffray Subsidiaries.

          "PARTY" means Parent or Piper Jaffray and their respective successors and permitted assigns.

          "PERSON" means any individual, corporation, limited liability company, trust, joint venture, association, company, partnership or other legal entity or a government or any department or agency thereof.

          "PIPER JAFFRAY" has the meaning assigned to such term in the Preamble hereto.

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          "PIPER JAFFRAY ASSETS" means (1) the Assets of the Surviving
Corporation set forth on SCHEDULE 1.1(b) hereto, (2) the Piper Jaffray Intellectual Property Assets, (3) the Contributed Shares, and (4) the Capital Contribution.

          "PIPER JAFFRAY BALANCE SHEET" means the audited combined statement of financial position of Piper Jaffray, including the notes thereto, as of December 31, 2002.

          "PIPER JAFFRAY BUSINESS" means (1) all businesses and operations (including related joint ventures and alliances), whether historical or current, of the capital markets businesses of Parent and its Subsidiaries currently operated by USBPJC or its Subsidiaries, (2) all business and operations (including related joint ventures and alliances) of any member of the Piper Jaffray Group at any time on or after the Contribution Effective Time or the Distribution Date, and (3) all businesses and operations (including related joint venture and alliances) of USBI and its Subsidiaries that were managed by USBPJC or its Subsidiaries and that will not be contributed to Piper Jaffray in the Contribution, but only for any and all periods such businesses and operations were managed or operated by USBPJC or its Subsidiaries (for the avoidance of doubt, this clause (3) shall (a) include the entire fixed income capital markets business of USBI and its Subsidiaries that was managed by USBPJC or its Subsidiaries prior to the transfer of a portion of that business to Piper Jaffray Inc. that occurred on March 21, 2003 and (b) exclude all activities related to the Libra Division of USBI, and all of the USBI businesses and operations that were not managed or operated by USBPJC or its Subsidiaries at any time prior to the Distribution); PROVIDED, HOWEVER, Piper Jaffray Business shall not include the asset management businesses and operations, whether historical or current, managed by U.S. Bancorp Asset Management or its predecessors.

          "PIPER JAFFRAY CAPITAL MARKETS LTD." means U.S. Bancorp Piper Jaffray Capital Markets Ltd., a company incorporated in England and Wales (registered number 191657) whose registered office is at 18 King William Street, 1st Floor, Phoenix House, London, England EC4 N7 US and that is a wholly owned subsidiary of USBPJC.

          "PIPER JAFFRAY COMMON STOCK" has the meaning assigned to such term in the Recitals hereto.

          "PIPER JAFFRAY ENTITIES" means Piper Jaffray Capital Markets Ltd., Piper Jaffray Financial Products, Piper Jaffray Financial Products II, Piper Jaffray Inc., and Piper Jaffray Ventures.

          "PIPER JAFFRAY FINANCIAL PRODUCTS" means U.S. Bancorp Piper Jaffray Financial Products Inc., a Delaware corporation and a wholly owned subsidiary of USBPJC.

          "PIPER JAFFRAY FINANCIAL PRODUCTS II" means U.S. Bancorp Piper Jaffray Financial Products II Inc., a Delaware corporation and a wholly owned subsidiary of USBPJC.

          "PIPER JAFFRAY GROUP" means Piper Jaffray and the Piper Jaffray Subsidiaries.

          "PIPER JAFFRAY INC." means U.S. Bancorp Piper Jaffray Inc., a Delaware corporation and subsidiary owned by USBI and USBPJC.

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          "PIPER JAFFRAY INDEMNITEES" has the meaning assigned to such term in
Section 4.3.

          "PIPER JAFFRAY INTELLECTUAL PROPERTY ASSETS" means Intellectual Property Rights owned by the Parent Group that are specifically set forth on
SCHEDULE 1.1(c) hereto.

          "PIPER JAFFRAY LIABILITIES" means (1) all Liabilities that are contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities of, or to be assumed by, Piper Jaffray or any other member of the Piper Jaffray Group, and all agreements, obligations and Liabilities of any member of the Piper Jaffray Group under this Agreement or any of the Ancillary Agreements; (2) all Liabilities to the extent relating to, arising out of or resulting from any Piper Jaffray Asset; (3) all Liabilities to the extent relating to, arising out of or resulting from the operation of the Piper Jaffray Business or the operation of any business conducted by any member of the Piper Jaffray Group, in either case as conducted at any time prior to, on or after the Distribution Date, including any Liabilities relating to, arising out of or resulting from the offering or provision of any services or products of the Piper Jaffray Business; (4) all Liabilities to the extent relating to, arising out of or resulting from any of the terminated, divested or discontinued businesses and operations that were part of the Piper Jaffray Business prior to such termination, divestiture or discontinuation, or otherwise; (5) all Liabilities reflected as liabilities or obligations of the Piper Jaffray Group in the Piper Jaffray Balance Sheet but that are not currently direct or indirect Liabilities of any of the members of the Piper Jaffray Group, subject to any discharge of such Liabilities subsequent to the date of the Piper Jaffray Balance Sheet; and (6) all Liabilities relating to, arising out of or resulting from the Actions or any Actions involving similar allegations described on
SCHEDULE 1.1(d) (the "SPECIFIED LIABILITIES"), whether arising before, on or after the Distribution Date; PROVIDED that the Piper Jaffray Liabilities shall not include any Excluded Liability.

          "PIPER JAFFRAY RIGHTS" means the preferred share purchase rights of Piper Jaffray to be issued pursuant to the Piper Jaffray Rights Plan.

          "PIPER JAFFRAY RIGHTS PLAN" means the Preferred Share Purchase Rights Agreement of Piper Jaffray, substantially in the form of EXHIBIT F hereto, with such changes as may be agreed by the Parties.

          "PIPER JAFFRAY SHARES" has the meaning assigned to such term in
Section 2.2(a)(ii) hereto.

          "PIPER JAFFRAY SUBSIDIARIES" means all direct and indirect Subsidiaries of Piper Jaffray, including the Piper Jaffray Entities and other Subsidiaries to be transferred to or formed by Piper Jaffray in connection with the Separation.

          "PIPER JAFFRAY VENTURES" means U.S. Bancorp Piper Jaffray Ventures Inc., a Delaware corporation and a wholly owned subsidiary of USBPJC.

          "PLAN OF MERGER" means the Agreement and Plan of Merger to be entered by and between USBI and USBPJC to effect the Merger.

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          "RECORD DATE" means the close of business on the date to be determined by the Board of Directors of Parent as the record date for determining shareholders of Parent entitled to receive shares of Piper Jaffray Common Stock in the Distribution.

          "REGISTRATION STATEMENT" means the Registration Statement on Form 10 of Piper Jaffray relating to registration under the Exchange Act of Piper Jaffray Common Stock and Piper Jaffray Rights, including any amendments or supplements thereto.

          "REPRESENTATIVE" means, with respect to any Person, any of such Person's directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

          "SEC" means the Securities and Exchange Commission.

          "SECURITIES ACT" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

          "SEPARATION" has the meaning assigned to such term in the Recitals to this Agreement.

          "SPECIFIED CLAIM" has the meaning assigned to such term in
Section 4.5(e).

          "SPECIFIED LIABILITIES" has the meaning assigned to such term in the definition of "Piper Jaffray Liability" above.

          "SUBLEASE AGREEMENT" means the Sublease Agreement to be entered into by and among Parent, as lessee, Piper Jaffray, as sublessee, and Wells Operating Partnership LP, as lessor, substantially in the form of EXHIBIT G hereto, with such changes as may be agreed to by the parties thereto.

          "SUBSIDIARY" means, with respect to any specified Person, any corporation, limited liability company, trust, joint venture, association, company, partnership or other legal entity of which a Person (either alone or through or together with any other Subsidiary of such Person) owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

          "SURVIVING CORPORATION" has the meaning assigned to such term in the Recitals hereto.

          "TAX SHARING AGREEMENT" means the Tax Sharing Agreement to be entered into by and between Parent and Piper Jaffray, substantially in the form of EXHIBIT H hereto, with such changes as may be determined by the Parties.

          "THIRD-PARTY CLAIM" has the meaning assigned to such term in
Section 4.5(a).

          "TRANSACTION AGREEMENTS" has the meaning assigned to such term in
Section 9.1(b)(i).

          "USB HOLDINGS" has the meaning assigned to such term in the definition of "Holdco Formation" above.

          "USBI" has the meaning assigned to such term in the Recitals hereto.

          "USBPJC" has the meaning assigned to such term in the Recitals hereto.

          SECTION 1.2 GENERAL. References to:

          (a)    "DOLLARS" or "$" means United States dollars;

          (b) the words "INCLUDE" and "INCLUDING" (and words of similar import) shall be deemed to be followed by the phrase "without limitation";

          (c) the terms "HEREIN," "HEREOF" and "HEREUNDER" and other words of similar import refer to this Agreement as a whole and not to any particular article, section, paragraph, clause or subdivision;

          (d) articles, sections, paragraphs, clauses and subdivisions not attributed to a particular document shall be references to such parts of this Agreement; and

          (e) exhibits and schedules not attributed to a particular document shall be references to such exhibits and schedules to this Agreement.

          SECTION 1.3 REFERENCES TO TIME. All references in this Agreement to times of day shall be to New York City time.

                                   ARTICLE II

                         THE MERGER AND THE CONTRIBUTION

          SECTION 2.1 MERGER. On or prior to the Distribution Date and prior to the Contribution, subject to satisfaction or waiver of the conditions set forth in Section 2.3, Parent shall effect the Merger by causing USBI to merge within and into USBPJC in accordance with the General Corporation Law of the State of Delaware and the Plan of Merger.

          SECTION 2.2 CONTRIBUTION. (a) On or prior to the Distribution Date (but in any event prior to the Distribution) and subject to the provisions of this Section 2.2 and Section 2.5 and the satisfaction or waiver of the conditions set forth in Section 2.3, Parent shall effect the Contribution by causing the Surviving Corporation to contribute, assign, transfer, convey and deliver to Piper Jaffray all of the Surviving Corporation's rights, title and interests in and to the Piper Jaffray Assets; PROVIDED, that the effective time of the Contribution (the "CONTRIBUTION EFFECTIVE TIME") shall occur after the effective time of the Merger. In consideration therefor, Piper Jaffray shall simultaneously therewith (i) assume and agree faithfully to perform and discharge in due course in full all of the Piper Jaffray Liabilities in accordance with their respective terms and (ii) issue and deliver to the
Surviving Corporation [        ] duly and validly issued shares of Piper Jaffray
Common Stock (the "PIPER JAFFRAY SHARES"), free and clear of all liens, encumbrances and other restrictions on transfer or title, which Piper Jaffray Shares,

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together with the 100 duly and validly issued shares of Piper Jaffray Common
Stock beneficially owned by USBPJC as of the date hereof, will constitute all of the issued and outstanding capital stock of Piper Jaffray. From and after the Contribution Effective Time, Piper Jaffray shall be responsible for all Piper Jaffray Liabilities, regardless of when or where such Piper Jaffray Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the date hereof, regardless of where or against whom such Piper Jaffray Liabilities are asserted or determined (including any Piper Jaffray Liabilities arising out of claims made by Parent's or Piper Jaffray's respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the Piper Jaffray Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of law, fraud or misrepresentation by any member of the Parent Group or the Piper Jaffray Group or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

          (b) INTELLECTUAL PROPERTY. Except as provided in any Ancillary Agreement, any Intellectual Property Rights of Parent or any of its Subsidiaries that are Piper Jaffray Intellectual Property Assets shall be assigned, transferred and conveyed to the Piper Jaffray Group pursuant to the Contribution and in accordance with the procedures set forth on Schedule 2.2(b). As soon as practicable following the Distribution, the Parent Group shall expressly abandon any and all trademark or service mark registrations and/or applications that combine any Parent Group mark with any Piper Jaffray Group mark. Following the Distribution, Parent and the Parent Group, and Piper Jaffray and the Piper Jaffray Group, respectively, shall discontinue any and all use or exercise of the Intellectual Property Rights owned by any member of the other Group, unless, with respect to a particular Intellectual Property Right or group thereof, otherwise agreed in writing by the owner of such Intellectual Property Right.

          SECTION 2.3 CONDITIONS PRECEDENT TO CONSUMMATION OF THE MERGER AND THE CONTRIBUTION. The obligations of the Parties to consummate the Merger and the Contribution shall be conditioned on the satisfaction, or waiver by Parent in its sole discretion, of the following conditions:

          (a) Final approval of the Merger and the Contribution shall have been given by the Board of Directors of Parent in its sole discretion.

          (b) Each of the conditions precedent to the consummation of the Distributions set forth in Section 3.3 hereof (other than Section 3.3(h) thereof) shall have been satisfied.

The obligation of the Parties to consummate the Contribution shall be conditioned upon the satisfaction, or waiver by Parent in its sole discretion, of the condition that the Merger shall have been consummated in accordance with
Section 2.1. Any determination made by Parent (including the Board of Directors of Parent) prior to the Merger or the Contribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 2.3 shall be conclusive and binding on the Parties for the purposes of this Section 2.3 only.

          SECTION 2.4 ANCILLARY AGREEMENTS. On or prior to the Contribution Effective Time, each of Parent and Piper Jaffray shall enter into, or cause the appropriate members of the

Group of which it is a member to enter into, (i) such bills of sale, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment requested by Parent that are necessary to evidence the contribution, transfer, conveyance and assignment of all of the Surviving Corporation's right, title and interest in and to the Piper Jaffray Assets to Piper Jaffray pursuant to Section 2.2; (ii) such bills of sale, stock powers, certificates of title, assumptions of contracts and other instruments of transfer, conveyance, assignment and assumption requested by Parent that are necessary to evidence the valid and effective issuance and delivery of the Piper Jaffray Shares to the Surviving Corporation, and the assumption of the Piper Jaffray Liabilities, by Piper Jaffray pursuant to Section 2.2; and (iii) such other agreements, certificates and other documents as may be deemed to be advisable by Parent in connection with the Separation.

          SECTION 2.5 NON-TRANSFERABILITY. (a) Nothing herein shall be deemed to require the contribution, assignment, transfer, conveyance or delivery of any Piper Jaffray Assets or the assumption of any Piper Jaffray Liabilities that by their terms or operation of law cannot be contributed, assigned, transferred, conveyed, delivered or assumed; PROVIDED, HOWEVER, that Parent and Piper Jaffray shall, and shall cause the respective members of their Groups to, use their commercially reasonable efforts and cooperate to obtain any necessary consents, approvals or waivers for, and to resolve any impediments to, the contribution, assignment, transfer, conveyance or delivery of such Piper Jaffray Assets or assumption of such Piper Jaffray Liabilities contemplated to be contributed, assigned, transferred, conveyed, delivered or assumed pursuant to this
Article II.

          (b) To the extent that any contribution, assignment, transfer, conveyance, delivery or assumption referred to in Section 2.5(a) shall not have been consummated as of the Contribution Effective Time, (i) Parent and Piper Jaffray shall, and shall cause the respective members of their Groups to, use reasonable best efforts and cooperate to effect such contribution, assignment, transfer, conveyance, delivery or assumption as promptly following the Contribution Effective Time as shall be practicable; and (ii) Parent shall thereafter, with respect to any such Piper Jaffray Asset, use reasonable best efforts, with the costs of Parent related thereto to be promptly reimbursed by Piper Jaffray, to hold such Asset in trust for the use and benefit of Piper Jaffray and, with respect to any such Piper Jaffray Liability, retain such Piper Jaffray Liability for the account of Piper Jaffray, and to take such other action, including as may be reasonably requested by Piper Jaffray, in order to place each Party, insofar as reasonably possible, in the same position as would have existed had such Piper Jaffray Asset or Piper Jaffray Liability been contributed, assigned, transferred, conveyed, delivered or assumed as contemplated hereby (it being understood that Parent shall not be required to take any action pursuant to this sentence that would, or could reasonably be expected to, result in a material financial obligation, or restriction on the business or operations, of Parent). To the extent that Piper Jaffray is provided the use or benefits of any Piper Jaffray Asset or has any Piper Jaffray Liability held for its account pursuant to this Section 2.5(b), Piper Jaffray shall perform at the direction of Parent and for the benefit of any third Person the obligations of Parent thereunder or in connection therewith; PROVIDED, that if Piper Jaffray shall fail to perform to the extent required herein, Piper Jaffray shall hold Parent harmless and indemnify Parent therefor. As and when any such Piper Jaffray Asset or Piper Jaffray Liability becomes contributable, assignable, transferable, conveyable, deliverable or assumable, such contribution, assignment, transfer, conveyance, delivery or assumption, as applicable, shall be effected as promptly as practicable thereafter.

          (c)    The Parties agree that, notwithstanding anything in this
Section 2.5 to the contrary, Piper Jaffray shall be deemed to have acquired all of the Surviving Corporation's right, title and interest in and to the Piper Jaffray Assets, and shall be deemed to have assumed in full in accordance with the terms of this Agreement all of the Piper Jaffray Liabilities, in each case effective as of the Contribution Effective Time.

          SECTION 2.6 CAPITAL CONTRIBUTION. Prior to the Contribution Effective Time, Parent shall determine the amount of the Capital Contribution to be made in connection with the Contribution. For the purposes of this Section 2.6, "Capital Contribution" means an amount of cash equal to the sum of (1) $23,500,000, and (2) any other amounts that the Parent and Piper Jaffray mutually agree to in writing prior to the Contribution. Piper Jaffray shall, with respect to the amount, if any, of the Capital Contribution contributed pursuant to clause (2) of the immediately preceding sentence, use such amount (or such lesser amount as the Parties may agree) to pay immediately upon receipt of the Capital Contribution the accounts payable, borrowings, notes and other indebtedness of members of the Piper Jaffray Group specified by Parent.

                                   ARTICLE III

                                THE DISTRIBUTIONS

          SECTION 3.1 THE DISTRIBUTIONS. (a) Subject to the satisfaction or waiver of the conditions set forth in Section 3.3, Parent shall effect the Distributions as follows:

          (i) Parent shall effect the Internal Distribution by causing the Surviving Corporation to distribute all of the issued and outstanding shares of Piper Jaffray Common Stock beneficially owned by the Surviving Corporation to Parent by means of a dividend of such Piper Jaffray Common Stock to its sole stockholder, and

          (ii) Upon consummation of the Internal Distribution, Parent shall effect the Distribution by distributing all of the issued and outstanding shares of Piper Jaffray Common Stock beneficially owned by Parent to holders of shares of Parent Common Stock, other than with respect to shares of Parent Common Stock held in the treasury of Parent, by means of a pro rata dividend of such Piper Jaffray Common Stock to such stockholders;

each on the terms and subject to the conditions set forth in this Agreement. Subject to the satisfaction or waiver of the conditions set forth in Section 3.3, the Board of Directors of Parent shall establish the Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution.

          (b) Subject to Section 3.1(e) and to the satisfaction or waiver of the conditions set forth in Section 3.3, each holder of Parent Common Stock on the Record Date (or such holder's designated transferee or transferees), other than in respect of shares of Parent Common Stock held in the treasury of Parent, will be entitled to receive in the Distribution a number of shares of Piper Jaffray Common Stock equal to the number of shares of Parent Common Stock held by such holder on the Record Date multiplied by a fraction, the numerator of which is the number of shares of Piper Jaffray Common Stock beneficially owned by Parent or any other member of the Parent Group on the Record Date and the denominator of which is the number of shares of Parent Common Stock outstanding on the Record Date (other than shares of Parent Common Stock held in the treasury of Parent).

          (c) Prior to the Distribution, Parent shall enter into an agreement with the Agent providing for, among other things, the payment of the Distribution to the holders of Parent Common Stock in accordance with this
Article III.

          (d) Prior to the Distribution, Parent and Piper Jaffray shall deliver to the Agent a share certificate representing (or authorize the related book-entry transfer of) all of the outstanding shares of Piper Jaffray Common Stock to be distributed in connection with the payment of the Distribution. After the Distribution, upon the request of the Agent, Piper Jaffray shall provide all certificates for shares (or book-entry transfer authorizations) of Piper Jaffray Common Stock that the Agent shall require in order to effect the Distribution.

          (e) As soon as practicable after the Distribution Date, Parent shall direct the Agent to determine the number of whole shares and fractional shares of Piper Jaffray Common Stock allocable to each holder of record or beneficial owner of Piper Jaffray Common Stock as of the Record Date entitled to receive Piper Jaffray Common Stock in the Distribution, to aggregate all such fractional shares and sell the whole shares obtained thereby, at the direction of Parent, either to Parent, in open market transactions or otherwise, in each case at then prevailing trading prices, and to cause to be distributed to each such holder or for the benefit of each such beneficial owner, in lieu of any fractional share, such holder's or owner's ratable share of the proceeds of such sale, after making appropriate deductions of the amount required to be withheld for federal income tax purposes and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to such sale.

          SECTION 3.2 ACTIONS PRIOR TO THE DISTRIBUTION. (a) Parent and Piper Jaffray shall use reasonable best efforts to (i) cause the Registration Statement to become effective under the Exchange Act and to keep the Registration Statement effective as long as is necessary to consummate the Distribution, and (ii) mail, promptly after effectiveness of the Registration Statement and the Record Date and in any event prior to the Distribution Date, to the holders of Parent Common Stock as of the Record Date, the Information Statement.

          (b) Parent and Piper Jaffray shall take all such action as Parent may determine necessary or appropriate under federal or state securities or blue sky laws of the United States (and any comparable laws under any foreign jurisdiction) in connection with the Distribution.

          (c) Prior to the Distribution, each of Parent and Piper Jaffray shall enter into, or cause the appropriate members of the Group of which it is a member to enter into, each of the Benefits Agreement, the Business Alliance Agreement, the Insurance Matters Agreement, the Sublease Agreement and the Tax Sharing Agreement.

          (d) Prior to the Distribution, Parent shall execute, or cause the appropriate members of the Parent Group to execute, and Piper Jaffray shall execute, or cause the appropriate members of the Piper Jaffray Group to execute, assignment documents that Parent and Piper Jaffray agree to be necessary or appropriate to effect the transfer of the Piper Jaffray Intellectual Property Assets to the Piper Jaffray Group pursuant to the Contribution and in accordance with the procedures set forth on
Schedule 2.2(b).

          (e) Parent shall use its reasonable best efforts to cause the Holdco Formation to be effected prior to the effective time of the Distribution.

          (f) Prior to the Distribution, each of Parent and Piper Jaffray shall cause the appropriate members of the Group of which it is a member to enter into the $180,000,000 Subordinated Loan Agreement by and between USB Holdings, Inc. and Piper Jaffray Inc., (the "$180,000,000 SUBORDINATED LOAN AGREEMENT"), subject to approval by the NYSE of inclusion of amounts outstanding under the $180,000,000 Subordinated Loan Agreement as net capital of Piper Jaffray & Co. for the purposes of Rule 15c3-1 of the Exchange Act, which $180,000,000 Subordinated Loan Agreement will replace the $215,000,000 subordinated debt facility currently in place between Parent and Piper Jaffray Inc. and (2) such other financial arrangements, if any, that Parent and Piper Jaffray agree to enter into prior to the Distribution. The $180,000,000 Subordinated Loan Agreement will be substantially in the form of EXHIBIT I hereto, with such changes as may be agreed to by the parties thereto.

          (g) In the event that Parent determines to cause USB Holdings to issue the Holdco Note, Parent shall use its reasonable best efforts to cause USB Holdings to issue the Holdco Note prior to the effective time of the Distribution.

          SECTION 3.3 CONDITIONS TO OBLIGATIONS. The obligations of the Parties to consummate the Distributions are subject to the satisfaction, or waiver by Parent in its sole discretion, of each of the following conditions:

          (a) Final approval of the Distributions shall have been given by the Board of Directors of Parent in its sole discretion.

          (b) The Registration Statement shall have been filed and declared effective by the SEC, and there shall be no stop-order in effect with respect thereto.

          (c) The actions and filings necessary or appropriate under federal and state securities laws and state blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) in connection with the Distributions (including, if applicable, any actions and filings relating to the Registration Statement) shall have been taken and, where applicable, have become effective or been accepted.

          (d) The Piper Jaffray Common Stock to be issued in the Distribution shall have been accepted for listing on the NYSE, subject to official notice of issuance.

          (e) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation, the Merger, the Contribution or the Distributions or any of the other transactions contemplated by this Agreement or any Ancillary Agreement shall be in effect.

          (f) Parent shall have received an opinion of Wachtell, Lipton, Rosen & Katz, in form and substance satisfactory to Parent, to the effect that the Contribution and the Internal Distribution and the Distribution will qualify as transactions that are generally tax-free under Section 355 and/or Section 368(a)(1)(D) of the Code.

          (g) All Consents and Governmental Approvals required in connection with the transactions contemplated hereby shall have been received.

          (h) Each of the Merger, the Contribution and the Holdco Formation shall have been consummated in accordance with this Agreement.

          (i) In the event that Parent determines to cause USB Holdings to issue the Holdco Note, USB Holdings shall have issued the Holdco Note in accordance with this Agreement.

          (j)    This Agreement shall not have been terminated.

Any determination made by Parent (including the Board of Directors of Parent) prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.3 shall be conclusive and binding on the Parties.

          SECTION 3.4 CERTIFICATE OF INCORPORATION; BYLAWS; RIGHTS PLAN. Parent and Piper Jaffray shall take all action necessary so that the Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws and the Piper Jaffray Rights Plan shall be in effect prior to the closing of the Distributions.

                                   ARTICLE IV

                          SURVIVAL AND INDEMNIFICATION

          SECTION 4.1 SURVIVAL OF AGREEMENTS. All covenants and agreements of the Parties contained in this Agreement shall survive each of the Separation, the Merger, the Contribution and the Distributions.

          SECTION 4.2 INDEMNIFICATION BY PIPER JAFFRAY. Piper Jaffray shall indemnify, defend and hold harmless Parent, each member of the Parent Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "PARENT INDEMNITEES"), from and against any and all Liabilities of the Parent Indemnitees relating to, arising out of or resulting from any of the following items regardless of whether arising from or alleged to arise from negligence, recklessness, violation of law, fraud or misrepresentation (without duplication):

          (a) the failure of Piper Jaffray or any other member of the Piper Jaffray Group or any other Person to pay, perform or otherwise promptly discharge any Piper Jaffray Liabilities or any contract, agreement or arrangement included in the Piper Jaffray Assets in accordance with their respective terms, whether prior to or after the Distribution Date or the date hereof;

          (b) the Piper Jaffray Group, any Piper Jaffray Liability (except to the extent expressly provided in Section 4.3(d) below with respect to Covered Specified Liabilities) or any Piper Jaffray Asset;

          (c) any breach by Piper Jaffray or any member of the Piper Jaffray Group of this Agreement or any of the Ancillary Agreements; and

          (d) except to the extent set forth in Section 4.3(e), any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, contained in the Registration Statement or the Information Statement or in any registration statement on Form S-8 filed by Piper Jaffray in connection with the Separation (or related prospectus).

          SECTION 4.3 INDEMNIFICATION BY PARENT. Parent shall indemnify, defend and hold harmless Piper Jaffray, each member of the Piper Jaffray Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "PIPER JAFFRAY INDEMNITEES"), from and against any and all Liabilities of the Piper Jaffray Indemnitees relating to, arising out of or resulting from any of the following items regardless of whether arising from or alleged to arise from negligence, recklessness, violation of law, fraud or misrepresentation (without duplication):

          (a) the failure of Parent or any other member of the Parent Group or any other Person to pay, perform or otherwise promptly discharge any Parent Liabilities other than the Piper Jaffray Liabilities, whether prior to or after the Distribution Date or the date hereof;

          (b)    any Parent Liability other than the Piper Jaffray Liabilities;

          (c) any breach by Parent or any member of the Parent Group of this Agreement or any of the Ancillary Agreements;

          (d) any Specified Liability up to, but not exceeding, an aggregate amount (when aggregated with all other such Specified Liabilities, including those previously paid pursuant to this Section 4.3(d)) equal to $17,500,000 (the "COVERED SPECIFIED LIABILITIES"); and

          (e) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent relating to the Parent Group (excluding for this purpose the Piper Jaffray Business and USBPJC and USBI to the extent related to the Piper Jaffray Business), contained in the Registration Statement or the Information Statement.

Notwithstanding anything to the contrary set forth herein, Parent may, in its sole discretion, elect to terminate the indemnity obligation of Parent under clause (d) above in full in the event of a Change in Control. Any election by Parent to terminate such indemnity obligation shall be deemed to be effective immediately upon the occurrence of the applicable Change in Control, regardless of whether such notice is given on, prior to or after such Change in Control, and all pending claims for indemnification under clause (d) above shall terminate in full as of the occurrence of such Change in Control; PROVIDED, HOWEVER, that any pending obligation of Parent to indemnify Piper Jaffray in accordance with such clause (d) for a Covered Specified Liability that has been finally determined prior to the occurrence of such Change in Control, including (without limitation) by settlement, compromise or entry of a judgment or order and including related legal fees incurred through the date of such occurrence, shall not be terminated pursuant to this paragraph. In the event that a Change of Control is reasonably likely to occur or has occurred, Piper Jaffray shall promptly give Parent written notice of such Change in Control, specifying in reasonable detail the nature, parties and material terms of such Change in Control.

          SECTION 4.4 INDEMNIFICATION OBLIGATIONS NET OF INSURANCE PROCEEDS AND OTHER AMOUNTS. (a) The Parties intend that any Liability subject to indemnification or reimbursement pursuant to this Article IV will be net of Insurance Proceeds actually recovered by or on behalf of the Indemnitee in reduction of the related Liability, except as otherwise expressly provided in
Article VI of the Insurance Matters Agreement. Accordingly, except as otherwise expressly provided in Article VI of the Insurance Matters Agreement, (i) the amount that any Party (an "INDEMNIFYING PARTY") is required to pay to any Person entitled to indemnification hereunder (an "INDEMNITEE") will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in reduction of the related Liability; and (ii) if an Indemnitee receives a payment (an "INDEMNITY PAYMENT") required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds, then the Indemnitee will promptly pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.

          (b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a "windfall" (i.e., a benefit it would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.

          (c) The existence of a claim by an Indemnitee for monies from an insurer or against a third party in respect of an indemnifiable loss shall not, however, delay any Indemnity Payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owning by an Indemnifying Party.

          SECTION 4.5 PROCEDURES FOR INDEMNIFICATION OF THIRD-PARTY CLAIMS. (a) If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Parent Group or the Piper Jaffray Group of any claim, or of the commencement by any such Person of any Action, with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.2 or 4.3, or any other Section of this Agreement or any Ancillary Agreement (collectively, a "THIRD-PARTY CLAIM"), such Indemnitee shall give such Indemnifying Party and, if Parent is not the Indemnifying Party, Parent written notice thereof within 30 days after receiving

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notice of such Third-Party Claim. If any Indemnitee shall receive notice of or otherwise learn of the assertion of a Third-Party Claim which may reasonably be determined to be in whole or in part a Covered Specified Liability, Parent or Piper Jaffray, as appropriate depending on which Group such Indemnitee is a member of or otherwise affiliated with, shall give the other Party written notice thereof within 30 days after such Indemnitee receives notice or otherwise learns of the assertion of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, including, if known, the amount of the Liability for which indemnification may be available. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 4.5(a) shall not relieve the related Indemnifying Party of its obligations under this Article IV, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

          (b) An Indemnifying Party may elect (but is not required) to assume the defense of and defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any Third-Party Claim. Within 30 days after the receipt of notice from an Indemnitee in accordance with Section 4.5(a) (or sooner, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third-Party Claim, which election shall specify any reservations or exceptions. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee.

          (c) If an Indemnifying Party elects not to assume responsibility for defending a Third-Party Claim, or fails to notify an Indemnitee of its election as provided in Section 4.5(b), such Indemnitee may defend such Third-Party Claim at the cost and expense of the Indemnifying Party; PROVIDED, that in the event of any such failure to notify, the Indemnifying Party may thereafter assume the defense of such Third-Party Claim upon notice to the Indemnitee (but the cost and expense of such Indemnitee in defending such Third-Party Claim incurred from the last day of the notice period under Section 4.5(c) until such date as the Indemnifying Party shall assume the defense of such Third-Party Claim shall be paid by the Indemnifying Party).

          (d) Unless the Indemnifying Party has failed to assume the defense of the Third-Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third-Party Claim without the consent of the Indemnifying Party.

          (e) Notwithstanding anything to the contrary in this Section 4.5, Sections 4.5(b) - 4.5(d) shall not apply to any Third-Party Claim that is or may be a Covered Specified Liability (a "SPECIFIED CLAIM"), which Specified Claim shall be governed by this Section 4.5(e).

          (i) Parent shall be entitled to participate in the defense, compromise and settlement, at Parent's own expense and with Parent's own counsel, of any Specified Claim; PROVIDED that in the event that each of the Indemnitees who may be entitled to seek any indemnity from Parent under
     Section 4.3 in respect of such Specified Claim shall elect not to seek any such indemnity from Parent, each such Indemnitee shall provide an executed written notice to Parent to such effect together with the written

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     notice required under Section 4.5(a) above, and upon receipt of all such notices Parent's rights under this Section 4.5(e), and obligation to indemnify such Indemnitees in respect of such Specified Claim under Section 4.3, shall terminate in full. Within 30 days after the receipt of notice from an Indemnitee in accordance with Section 4.5(a), Parent shall notify the Indemnitee of its election to participate in the defense, compromise and settlement of such Specified Claim. If Parent elects not to participate in the defense, compromise and settlement of such Specified Claim, or fails to notify an Indemnitee of its election as provided in the immediately preceding sentence, such Indemnitee may proceed with the defense, compromise and settlement of such Specified Claim otherwise in accordance with this Section 4.5(e); PROVIDED, HOWEVER, Parent shall have the right at any time to elect to participate in the defense, compromise and settlement, at Parent's own expense and with Parent's own counsel, of such Specified Claim upon notice to Indemnitee. Except as otherwise provided in the Insurance Matters Agreement, all fees and expenses related to Parent's participation in the defense, settlement and compromise of any Specified Claim in accordance with this Section 4.5(e) shall be borne by Parent.

          (ii) In addition to, and not in limitation of, Parent's right to participate in the defense, compromise or settlement of any Specified Claim pursuant to Section 4.5(e)(i), Piper Jaffray and such Indemnitee shall, and shall cause their respective affiliates to, (1) cooperate with Parent, including in connection with any investigation or other inquiry, in respect of any Specified Claim, and (2) if requested by Parent, promptly notify Parent of any material developments regarding, or material communications to Piper Jaffray or such Indemnitee from any Governmental Authority or third party with respect to, any Specified Claim.

          (iii) Notwithstanding anything herein to the contrary, neither Piper Jaffray nor any Indemnitee may settle or compromise any Specified Claim in any respect without the express prior written consent of Parent, which consent may not be unreasonably withheld. For purposes of this Section 4.5(e)(iii), the parties recognize that Parent's liability with respect to Specified Claims is limited to $17.5 million whereas Piper Jaffray's liability with respect to Specified Claims is potentially unlimited beyond $17.5 million. Accordingly, the withholding of Parent's consent as to any particular Specified Claim shall not be deemed reasonable if Parent does not give due consideration to the total possible financial exposure arising out of such Specified Claim, regardless of whether such exposure would be borne by Parent on the one hand, or Piper Jaffray or any Indemnitee on the other hand. For example, Parent must give due consideration to the total possible financial exposure arising out of a Specified Claim even though in the event of an adverse outcome substantially all of the liability would be borne by Piper Jaffray as opposed to Parent as a result of Parent's liability for Specified Claims being limited to $17.5 million.

          (f) The Indemnifying Party shall have the right to compromise or settle a Third-Party Claim the defense of which it shall have assumed pursuant to Section 4.5(b) or Section 4.5(c) and any such settlement or compromise made or caused to be made of a Third-Party Claim in accordance with this Article IV shall be binding on the Indemnitee, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. Notwithstanding the foregoing sentence, the

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Indemnifying Party shall not have the right to admit Liability on behalf of the
Indemnitee and shall not compromise or settle a Third-Party Claim unless the compromise or settlement includes, as a part thereof, an unconditional release of the Indemnitee from liability with respect to such Third-Party Claim and does not require the Indemnitee to make any payment that is not fully indemnified under this Agreement or to be subject to any non-monetary remedy, in each case without the express prior consent of the Indemnitee (not to be unreasonably withheld or delayed).

          (g) The provisions of Sections 4.2 through 4.6 shall not apply to Spin-Off Tax Liabilities, Income Tax Liabilities, Other Tax Liabilities and Tax-Related Losses (as such terms are defined in the Tax Sharing Agreement), which are governed exclusively by the Tax Sharing Agreement.

          SECTION 4.6 ADDITIONAL MATTERS. (a) Any claim on account of a Liability that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have agreed to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such Party as contemplated by this Agreement and the Ancillary Agreements.

          (b) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

          (c) In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnified Party or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant, if at all practicable. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Section.

          (d) Piper Jaffray shall, and shall cause its other Indemnitees to, and Parent shall, and shall cause its other Indemnitees to, make available to each other, their counsel and other representatives, all information and documents reasonably available to them that relate to any Third-Party Claim, and otherwise cooperate as may reasonably be required in connection with the investigation, defense and settlement thereof, subject to the terms and conditions of a mutually acceptable joint defense agreement.

          SECTION 4.7 REMEDIES CUMULATIVE. The remedies provided in this
Article IV shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party; PROVIDED, that the procedures set forth in Section 4.5 shall be the exclusive procedures governing any indemnity action brought under this Agreement, except as otherwise specifically provided in any of the Ancillary Agreements.

          SECTION 4.8 SURVIVAL OF INDEMNITIES. The rights and obligations of each of Parent and Piper Jaffray and their respective Indemnitees under this
Article IV shall survive the sale or other transfer by any Party of any Assets or businesses or the assignment by it of any Liabilities.

                                    ARTICLE V

                          CERTAIN ADDITIONAL COVENANTS

          SECTION 5.1 NOTICES TO THIRD PARTIES. In addition to the actions described in Section 5.2, the members of the Parent Group and the members of the Piper Jaffray Group shall cooperate to make all other filings and to give notice to and obtain any Consent or Governmental Approval that is required or advisable to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

          SECTION 5.2 LICENSES AND PERMITS. Each Party shall cause the appropriate members of its Group to prepare and file with the appropriate Governmental Authorities applications for the transfer or issuance, as may be necessary or advisable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, to its Group of all material Governmental Approvals required for the members of its Group to operate its Business after the Distribution Date. The members of the Piper Jaffray Group and the members of the Parent Group shall cooperate and use all reasonable efforts to secure the transfer or issuance of the Governmental Approvals.

          SECTION 5.3 INTERCOMPANY AGREEMENTS; INTERCOMPANY ACCOUNTS. (a) All contracts, licenses, agreements, commitments or other arrangements, formal or informal, between any member of the Parent Group, on the one hand, and any member of the Piper Jaffray Group, on the other hand, in existence as of the Distribution Date, shall terminate effective as of the Distribution Date, except
(i) as specifically provided herein, for this Agreement or any Ancillary Agreement (including each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups), (ii) for any contracts, licenses, agreements, commitments or other arrangements to which any Person other than the Parties or their respective wholly owned Subsidiaries is a party, or (iii) as otherwise agreed by the Parties in writing on or after the date hereof and prior to the Distribution Date. From and after the Distribution Date, no member of either Group shall have any rights under any such contract, license, agreement, commitment or arrangement with any member of the other Group, except as specifically provided herein or in the Ancillary Agreements.

          (b) Notwithstanding anything to the contrary in Section 5.3(a), after the Distribution Date, the Parties shall be obligated to pay only those intercompany accounts between members of the Piper Jaffray Group and members of the Parent Group outstanding as of the Distribution Date that arose in connection with transfers of goods and services in the ordinary course of business, consistent with past practices (which the Parties shall use reasonable efforts to settle prior to the Distribution Date) and any intercompany accounts payable or accounts receivable accrued as of the Distribution Date that are reflected in the books and records of the Parties or otherwise documented in writing in accordance with past practices, and all other intercompany accounts outstanding as of the Distribution Date shall be deemed to be settled as of the Distribution Date, except as otherwise contemplated by this Agreement.

          SECTION 5.4 GUARANTEE OBLIGATIONS. (a) Parent and Piper Jaffray shall cooperate, and shall cause their respective Groups to cooperate, to terminate, or to cause a member of the Parent Group to be substituted in all respects for any member of the Piper Jaffray Group in respect of, all obligations of any member of the Piper Jaffray Group under any Parent Liabilities for which such member of the Piper Jaffray Group may be liable, as guarantor, original tenant, primary obligor or otherwise. If such a termination or substitution is not effected by the Distribution Date, (i) Parent shall indemnify and hold harmless the Piper Jaffray Indemnitees for any Indemnifiable Loss arising from or relating thereto, and (ii) without the prior written consent of the Chief Financial Officer, Treasurer or any Assistant Treasurer of Piper Jaffray, from and after the Distribution Date, Parent shall not, and shall not permit any member of the Parent Group or any of its Affiliates to, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, contract or other obligation for which any member of the Piper Jaffray Group is or may be liable unless all obligations of the Piper Jaffray Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to the Chief Financial Officer, Treasurer or any Assistant Treasurer of Piper Jaffray; PROVIDED, that the limitations in clause (ii) shall not apply in the event that a member of the Parent Group obtains a letter of credit from a financial institution reasonably acceptable to Piper Jaffray and for the benefit of Piper Jaffray with respect to such obligation of the Piper Jaffray Group.

          (b) Parent and Piper Jaffray shall cooperate, and shall cause their respective Groups to cooperate, to terminate, or to cause a member of the Piper Jaffray Group to be substituted in all respects for any member of the Parent Group in respect of, all obligations of any member of the Parent Group under any Piper Jaffray Liabilities for which such member of the Parent Group may be liable, as guarantor, original tenant, primary obligor or otherwise. If such a termination or substitution is not effected by the Distribution Date, (i) Piper Jaffray shall indemnify and hold harmless the Parent Indemnitees for any Liabilities arising from or relating thereto, and (ii) without the prior written consent of the Chief Financial Officer, Treasurer or any Assistant Treasurer of Parent, from and after the Distribution Date, Piper Jaffray shall not, and shall not permit any member of the Piper Jaffray Group to, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, contract or other obligation for which any member of the Parent Group is or may be liable unless all obligations of the Parent Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to the Chief Financial Officer, Treasurer or any Assistant Treasurer of Parent; PROVIDED, that the limitations in clause (ii) shall not apply in the event that a member of the Piper Jaffray Group obtains a letter of credit from a financial institution reasonably acceptable to Piper Jaffray and for the benefit of Parent with respect to such obligation of the Parent Group.

          SECTION 5.5 FURTHER ASSURANCES. (a) In addition to the actions specifically provided for elsewhere in this Agreement and except as otherwise provided in Section 2.5 with respect to commercially reasonable efforts, each of the Parties shall use its reasonable best efforts, prior to, on and after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements. Each Party has appointed the individual(s) identified on SCHEDULE 5.5(a) opposite such Party's name to act as its agent and attorney-in-fact with full right and power to execute any instruments necessary to transfer any Asset and Liabilities allocated to any other Person.

          (b) Without limiting the foregoing, prior to, on and after the Distribution Date, each Party shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to cause to be executed and delivered all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the Piper Jaffray Assets and the assignment and assumption of the Piper Jaffray Liabilities and the other transactions contemplated hereby and thereby.

          (c) On or prior to the Distribution Date, Parent and Piper Jaffray, in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each properly ratify any actions that are reasonably necessary or desirable to be taken by Parent and Piper Jaffray, or any of their respective Subsidiaries, as the case may be, to effectuate the transactions contemplated by this Agreement. On or prior to the Distribution Date, Parent and Piper Jaffray shall take all actions as may be necessary to approve the stock-based employee benefit plans of Piper Jaffray in order to satisfy any applicable requirement, including Rule 16b-3 under the Exchange Act,
Section 162(m) of the Code and the rules and regulations of the NYSE to the extent practicable prior to the Distribution.

          (d) Each of the Parties shall, and shall cause the members of their respective Groups to, at the request of the other, use its reasonable best efforts to obtain, or cause to be obtained, any consent, substitution, approval or amendment required to novate (including with respect to any federal government contract) or assign all obligations under agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute Piper Jaffray Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the Piper Jaffray Group, so that, in any such case, Piper Jaffray and its Group will be solely responsible for such Liabilities.

                                   ARTICLE VI

                              ACCESS TO INFORMATION

          SECTION 6.1 AGREEMENT FOR EXCHANGE OF INFORMATION. (a) Each of Parent and Piper Jaffray, on behalf of its respective Group, agrees to provide, or cause to be provided, to the other Party, at any time before, on or after the Distribution Date, as soon as reasonably practicable after written request therefor from such other Party, any Information in the possession or under the control of such respective Group that the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities laws) by a Governmental Authority having jurisdiction over the requesting Party, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, or (iii) to comply with its obligations under this Agreement or any Ancillary Agreement; PROVIDED, HOWEVER, that in the event that any Party reasonably determines that any such provision of Information could be commercially detrimental to such Party or any member of its Group, violate any law or agreement to which such Party or member of its Group is a party, or waive any attorney-client privilege applicable to such Party or member of its Group, the Parties shall take all reasonable measures to permit the compliance with the obligations pursuant to this Section 6.1(a) in a manner that avoids any such harm or consequence. Parent and Piper Jaffray intend that any transfer of Information that would otherwise be within the attorney-client privilege shall not operate as a waiver of any potentially applicable privilege.

          (b) Each Party shall make its employees and facilities available and accessible during normal business hours and on reasonable prior notice to provide an explanation of any Information provided hereunder.

          (c) Notwithstanding anything to the contrary in Section 6.1(a), after the Distribution Date, Piper Jaffray shall provide, or cause to be provided, to Parent in such form as Parent shall request, at no charge to Parent, all financial and other data and Information as Parent determines necessary or advisable in order to prepare Parent's financial statements and reports or filings with any Governmental Authority.

          SECTION 6.2 OWNERSHIP OF INFORMATION. Any Information owned by one Group that is provided to a requesting Party pursuant to Section 6.1 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

          SECTION 6.3 COMPENSATION FOR PROVIDING INFORMATION. The Party requesting such Information agrees to reimburse the other Party for the reasonable out-of-pocket costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting Party by or on behalf of such other Party's Group. Except as may be otherwise specifically provided elsewhere in this Agreement or in any other Ancillary Agreement, such costs shall be computed in accordance with the providing Party's standard methodology and procedures.

          SECTION 6.4 RECORD RETENTION. To facilitate the possible exchange of Information pursuant to this Article VI and other provisions of this Agreement after the Distribution Date, the Parties agree to use their reasonable best efforts to retain all Information in their respective possession or control on the Distribution Date in accordance with the policies of Parent as in effect on the Distribution Date. No Party will destroy, or permit any of the members of the Group to destroy, any Information that the other Party may have the right to obtain pursuant to this Agreement prior to the seventh anniversary of the date hereof without first using its reasonable best efforts to notify the other Party of such proposed destruction and giving the other Party the opportunity to take possession of such Information prior to such destruction; PROVIDED, HOWEVER, that in the case of any Information relating to Liabilities relating to, arising out or resulting from any environmental law, such period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof).

          SECTION 6.5 LIMITATION OF LIABILITY. No Party shall have any liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate, in the absence of willful misconduct or fraud by the Party providing such Information. No Party shall have any liability to the other Party if any Information is destroyed after using its reasonable best efforts in accordance with the provisions of Section 6.4.

          SECTION 6.6 OTHER AGREEMENTS PROVIDING FOR EXCHANGE OF INFORMATION. The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement. The provisions of Section 6.1 through 6.5 shall not apply to any exchange of Information relating to Income Taxes or Other Taxes (as such terms are defined in the Tax Sharing Agreement), which is governed exclusively by the Tax Sharing Agreement.

          SECTION 6.7 PRODUCTION OF WITNESSES; RECORDS; COOPERATION. (a) After the Distribution Date, except in the case of an adversarial Action by one Party against another Party (which shall be governed by such discovery rules as may be applicable thereto), each Party shall use its reasonable best efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all out-of-pocket costs and expenses (including allocated costs of in-house counsel and other personnel) in connection therewith.

          (b) If an Indemnifying Party or Parent chooses to defend or to seek to compromise or settle any Third-Party Claim, Parent or Piper Jaffray, as the case may be, shall use its reasonable best efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

          (c) Without limiting the foregoing, the Parties shall cooperate and consult, and to cause each member of its respective Group to cooperate and consult, to the extent reasonably necessary with respect to any Actions.

          (d) Without limiting any provision of this Section 6.7, each of the Parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect to any intellectual property and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any intellectual property of a third Person in a manner that would hamper or undermine the defense of such infringement or similar claim.

          (e) The obligation of the Parties to provide witnesses pursuant to this Section 6.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses, directors, officers, employees, other personnel and agents without regard to whether any such individual could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.7(a)).

          (f) In connection with any matter contemplated by this Section 6.7, the Parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of any Group.

          SECTION 6.8 CONFIDENTIALITY. (a) Subject to Section 6.9, each of Parent and Piper Jaffray, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence, with at least the same degree of care that applies to Parent's confidential and proprietary information pursuant to policies in effect as of the Distribution Date, all Information concerning each such other Group that is either in its possession (including Information in its possession prior to any of the date hereof, the Contribution Effective Time or the Distribution Date) or furnished by any such other Group or its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such Information has been (i) publicly disclosed through no fault of such Party or any member of such Group or any of their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, or (ii) later lawfully acquired from other sources by such Party (or any member of such Party's Group) on a non-public basis which sources are not themselves bound by a confidentiality obligation.

          (b) Each Party agrees not to release or disclose, or permit to be released or disclosed, any such Information to any other Person, except its directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information (who shall be advised of their obligations hereunder with respect to such Information), except in compliance with Section 6.9. Without limiting the foregoing, when any Information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party will promptly after request of the other Party either return to the other Party all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon).

          (c) Notwithstanding anything in this Agreement or any of the Ancillary Agreements to the contrary, Parent and Piper Jaffray agree that each Party (and each employee, representative or other agent of such Party) may disclose to any and all persons, without limitation of any kind, the "tax treatment" and "tax structure" (as those terms are defined in Treasury Regulation Section 1.6011-4) of the transactions contemplated by this Agreement or any of the Ancillary Agreements and all materials of any kind (including opinions or other tax analyses) that are provided to such Person relating to such tax treatment and tax structure. This authorization does not extend to disclosure of any other information, including (without limitation) (i) the identity of any Party (or any representative thereof), (ii) the existence and status of any negotiations, or (iii) financial, business, legal or personal information of or regarding a Party (or any of its representatives) to the extent not related to the tax treatment or tax structure of such transactions.

          SECTION 6.9 PROTECTIVE ARRANGEMENTS. In the event that any Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of the other Party (or any member of the other Party's Group) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party prior to disclosing or providing such Information and shall cooperate at the expense of the requesting Party in seeking any reasonable protective arrangements requested by such other Party. Subject to the foregoing, the Person that received such request may thereafter disclose or provide Information if and to the extent required by such law (as so advised by counsel) or by lawful process or such Governmental Authority; PROVIDED, that the Person shall only disclose such portion of the Information so required to be disclosed or provided.

                                   ARTICLE VII

                        NO REPRESENTATIONS OR WARRANTIES

          SECTION 7.1 NO REPRESENTATIONS OR WARRANTIES. Piper Jaffray, on behalf of itself and all members of the Piper Jaffray Group, understands and agrees that, except as expressly set forth herein or in any other Ancillary Agreement,
(a) no member of the Parent Group or any other Person is, in this Agreement or in any other agreement or document, making any representation or warranty of any kind whatsoever, express or implied, to Piper Jaffray or any member of the Piper Jaffray Group in any way with respect to any of the transactions

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contemplated hereby or the business, assets, condition or prospects (financial or otherwise) of, or any other matter involving, the Assets, Liabilities or businesses of Parent, any member of the Parent Group, Piper Jaffray or any member of the Piper Jaffray Group, any Piper Jaffray Assets, any Piper Jaffray Liabilities or the Piper Jaffray Business, (b) Piper Jaffray and each member of the Piper Jaffray Group shall take all of the Piper Jaffray Assets, the Piper Jaffray Business and Piper Jaffray Liabilities on an "as is, where is" basis, and all implied warranties of merchantability, fitness for a specific purpose or otherwise are hereby expressly disclaimed, and (c) none of Parent or any members of the Parent Group or any other Person makes any representation or warranty with respect to the Separation, the Merger, the Contribution, the Distributions or the entering into of this Agreement or the Ancillary Agreements or the transactions contemplated hereby and thereby. Except as expressly set forth herein or in any other Ancillary Agreement, Piper Jaffray and each member of the Piper Jaffray Group shall bear the economic and legal risk that the Piper Jaffray Assets shall prove to be insufficient or that the title of any member of the Piper Jaffray Group to any Piper Jaffray Assets shall be other than good and marketable and free from encumbrances.

                                  ARTICLE VIII

                                   TERMINATION

          SECTION 8.1 TERMINATION. This Agreement may be terminated by Parent in its sole discretion at any time prior to the consummation of the Distribution.

          SECTION 8.2 EFFECT OF TERMINATION. In the event of any termination of this Agreement prior to consummation of the Distribution, no Party (or any member of its Group or any of its or its Group's directors or officers) shall have any Liability or further obligation to the other Party.

                                   ARTICLE IX

                                  MISCELLANEOUS

          SECTION 9.1 COMPLETE AGREEMENT; REPRESENTATIONS. (a) This Agreement, the Exhibits and Schedules hereto and the Ancillary Agreements shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

          (b) Parent represents on behalf of itself and each other member of the Parent Group and Piper Jaffray represents on behalf of itself and each other member of the Piper Jaffray Group as follows:

          (i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and each other Ancillary Agreement (collectively, the "TRANSACTION AGREEMENTS") to which it is a party and to consummate the transactions contemplated by the Transaction Agreements to which it is a party; and

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          (ii)   this Agreement has been duly executed and delivered by such
     Person (if such Person is a Party) and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof (assuming the due execution and delivery thereof by the other Party), and each of the other Transaction Agreements to which it will be a party will be duly executed and delivered by it and will constitute a valid and binding agreement of it enforceable in accordance with the terms thereof (assuming the due execution and delivery thereof by the other party or parties to such Transaction Agreement).

          SECTION 9.2 EXPENSES. Except as expressly set forth in this Agreement or in any Ancillary Agreement, and regardless whether or not the Separation or the Distribution is consummated, all third-party fees, costs and expenses paid or incurred in connection with the transactions contemplated by this Agreement and the Ancillary Agreements will be paid by the Party incurring such fees, costs or expenses. Notwithstanding the foregoing, Parent shall promptly reimburse Piper Jaffray for all of its out-of-pocket third-party fees, costs and expenses incurred directly in connection with the Separation or the Distribution, including third-party fees, costs and expenses related to the Registration Statement, to the extent incurred prior to the Distribution or, if incurred thereafter, to the extent such third-party fees, costs and expenses, including the amount thereof, were approved by Parent in writing prior to the Distribution.

          SECTION 9.3 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (other than the laws regarding choice of laws and conflicts of laws that would apply the substantive laws of any other jurisdiction) as to all matters, including matters of validity, construction, effect, performance and remedies.

          SECTION 9.4 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses and facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number or person as a Party may designate by notice to the other Party):

          If to Parent or any member of the Parent Group:

          U.S. Bancorp
          800 Nicollet Mall
          Minneapolis, Minnesota 55402
          Attention: General Counsel
          Fax: (612) 303-0898

          If to Piper Jaffray or any member of the Piper Jaffray Group:

          Piper Jaffray Companies
          800 Nicollet Mall
          Minneapolis, Minnesota 55402
          Attention: General Counsel
          Fax: (612) 303-1772

          SECTION 9.5 AMENDMENT, MODIFICATION OR WAIVER. This Agreement may be amended, modified, waived or supplemented, in whole or in part, only by a written agreement signed by all of the Parties. The waiver by such Parties of any breach of this Agreement shall not be construed as a waiver of any subsequent breach.

          SECTION 9.6 SUCCESSORS AND ASSIGNS; NO THIRD-PARTY BENEFICIARIES. (a) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned or otherwise transferred, in whole or in part, by any Party without the prior written consent of the other Party.

          (b) Except for the provisions of Sections 4.2 through 4.8 relating to indemnification, which are also for the benefit of the Indemnitees, this Agreement is solely for the benefit of the Parties and is not intended to confer upon any other Persons any rights or remedies hereunder.

          SECTION 9.7 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          SECTION 9.8 NEGOTIATION. In the event of any dispute or disagreement between any member of the Parent Group, on the one hand, and any member of the Piper Jaffray Group, on the other hand, arising out of or in connection with this Agreement or any Ancillary Agreement (including with respect to the interpretation or performance of any provision thereof), the dispute or disagreement, upon written request of Parent or Piper Jaffray, as applicable, shall be referred to representatives of the Parties for decision, Parent being represented by its Chief Financial Officer or General Counsel and Piper Jaffray being represented by its Chief Financial Officer or General Counsel. Such representatives of the Parties shall promptly meet in a good faith effort to resolve the dispute or disagreement or determine a means to resolve the dispute or disagreement. If such representatives do not agree upon a decision within 30 days after reference of the matter to them, each of Parent and Piper Jaffray shall be free to exercise all rights and remedies available to them under this Agreement or the applicable Ancillary Agreement.

          SECTION 9.9 SPECIFIC PERFORMANCE. From and after the Distribution, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Parties agree that the party or parties to this Agreement or such Ancillary Agreement who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights

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and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that, from and after the Distribution, the remedies at law for any breach or threatened breach of this Agreement or any Ancillary Agreement, including monetary damages, are inadequate compensation for any loss, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

          SECTION 9.10 MINNESOTA FORUM. Each of the Parties agrees that, notwithstanding anything herein or in any of the Ancillary Agreements, all actions or proceedings arising out of or in connection with this Agreement or any Ancillary Agreement, or for recognition and enforcement of any judgment arising out of or in connection with the foregoing agreements, shall be tried and determined exclusively in the state or federal courts in the State of Minnesota, and each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Parties hereby expressly waives any right it may have to assert, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action or proceeding: (1) any claim that it is not subject to personal jurisdiction in the aforesaid courts for any reason; (2) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (3) any claim that (i) any of the aforesaid courts is an inconvenient or inappropriate forum for such action or proceeding, (ii) venue is not proper in any of the aforesaid courts and (iii) this Agreement or any such Ancillary Agreement, or the subject matter hereof or thereof, may not be enforced in or by any of the aforesaid courts.

          SECTION 9.11 INTERPRETATION; CONFLICT WITH ANCILLARY AGREEMENTS. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. The provisions of this Agreement shall govern in the event of any conflict between any provision of this Agreement and that of any Ancillary Agreement.

          SECTION 9.12 SEVERABILITY. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party.

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          IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.


                                  U.S. BANCORP


                                  By:
                                     ------------------------------------
                                     Name:
                                     Title:


                                  PIPER JAFFRAY COMPANIES


                                  By:
                                     ------------------------------------
                                     Name:
                                     Title: